Exhibit 2.2
EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE
dated as of December 18, 2006
to the
Indenture
dated as of December 18, 2006
among
BANCO MACRO S.A.
as Issuer,
HSBC Bank USA, National Association
as Trustee, Co-Registrar,
Principal Paying Agent and Transfer Agent,
and
HSBC Bank Argentina S.A.
as Registrar, Paying Agent, Transfer Agent and
Representative of the Trustee in Argentina

US$150,000,000
9.75% Fixed/Floating Rate Non-Cumulative Junior Subordinated Series 1 Notes Due 2036

Page
Section 11.2 Trustee Not Responsible for Recitals	23

Section 11.3 Governing Law	23

Section 11.4 Separability	24

Section 11.5 Counterparts	24

Section 11.6 Compensation and Indemnification of Trustee and Its Prior Claim	24

     THIS FIRST SUPPLEMENTAL INDENTURE, dated as of December 18, 2006 (this “First Supplemental Indenture”), among BANCO MACRO S.A., a sociedad anónima organized under the laws of the Republic of Argentina (“Argentina”) and domiciled at Sarmiento 447, Buenos Aires, Argentina (the “Bank”), HSBC BANK USA, National Association, a national banking association organized and existing under the laws of the United States, as trustee (in such capacity, the “Trustee”), co-registrar (in such capacity, the “Co-Registrar”), principal paying agent (in such capacity, the “Principal Paying Agent”, and together with any other paying agents appointed by the Bank in their respective capacities as such, the “Paying Agents”) and transfer agent (in such capacity, a “Transfer Agent”, and together with any other transfer agents appointed by the Bank in their respective capacities as such, the “Transfer Agents”), and HSBC BANK ARGENTINA S.A., a bank duly incorporated and existing under the laws of Argentina, as registrar (in such capacity, the “Registrar”), Paying Agent, Transfer Agent and representative of the Trustee in Argentina (in such capacity, the “Representative of the Trustee in Argentina”), to the Indenture, dated as of December 18, 2006 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), among the Bank, the Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent and the Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina.
W I T N E S S E T H:
          WHEREAS, the Bank has duly authorized, by resolution of its shareholders at a meeting held on September 1, 2006 and resolution of its Board of Directors at a meeting held on September 19, 2006, its Global Medium-Term Note Program (the “Program”) for the issuance from time to time of up to an aggregate principal amount outstanding at any one time of US$400,000,000 (or its equivalent in other currencies) of notes (the “Securities”) in one or more series as may be determined by the Bank from time to time;
          WHEREAS, the Bank, the Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent and the Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina have executed and delivered the Base Indenture to provide for the issuance by the Bank of Securities under the Program;
          WHEREAS, Section 2.3 of the Base Indenture provides for the establishment of the form and terms of Securities of any series issued thereunder through an indenture supplement;
          WHEREAS, the Bank has duly authorized and desires to cause to be issued pursuant to the Base Indenture and this First Supplemental Indenture a series of Securities designated the “9.75% Fixed/Floating Rate Non-Cumulative Junior Subordinated Series 1 Notes Due 2036” (the “Notes”) which are to be initially limited in aggregate principal amount to US$150,000,000;
          WHEREAS, pursuant to Article VII of the Base Indenture, the Bank has requested that the Trustee join in the execution of this First Supplemental Indenture to establish the form and terms of the Notes;

          WHEREAS, a duly authorized officer of the Bank, pursuant to a certificate (acta de subdelegado) dated November 10, 2006, has approved the terms of the Notes and the execution and delivery of this First Supplemental Indenture for the issuance of the Notes;
          WHEREAS, the Trustee has reviewed the English translation of the above-mentioned certificate approving the terms of the Notes, and hereby confirms that the terms of the Notes as described in the Pricing Supplement relating to the Notes, dated December 11, 2006, and as set forth herein substantially reflect the terms of said certificate;
          WHEREAS, all things necessary have been done to make this First Supplemental Indenture a valid instrument in accordance with its terms and the terms of the Base Indenture, including, without limitation, approval by the Argentine Comisión Nacional de Valores (“CNV”) and the Banco Central de la República Argentina (the “Central Bank”), and to make the Notes, when executed by the Bank and authenticated and delivered by the Trustee, the valid “obligaciones negociables” of the Bank under Argentine Law No. 23,576, as amended, and Joint Resolution No. 470-1738/2004 issued by the CNV and the Argentine Administración Federal de Ingresos Públicos;
          WHEREAS, the main corporate purpose of the Bank is to engage, in or outside of Argentina, in any banking transaction contemplated and authorized under Argentine Law No. 21,526, as amended, and other laws, rules and regulations governing banking activities in the place of performance, under the guidelines and with prior authorization, when so required, of the Central Bank. The Bank also has the corporate power to act as an agent in connection with securities transactions in the open market, and in any exchange transactions, in accordance with applicable laws, rules and regulations, under the guidelines and with the prior authorization, when so required, of the CNV. To that effect, the Bank has full legal capacity to incur obligations and exercise rights, and to execute any kind of act and transaction related thereto. In addition, the Bank is capable of owning interests in other domestic or foreign financial institutions with the prior authorization of the Central Bank. Furthermore, the Bank has the corporate power and authority to establish the Program, execute and deliver the Base Indenture and this First Supplement Indenture and issue from time to time Securities under the Program, including the Notes pursuant hereto; and
          WHEREAS, the capital stock and the shareholders’ equity of the Bank, as of September 30, 2006, was Ps.683,943,437 and Ps.2,167,917, respectively, in accordance with the accounting rules of the Central Bank (the “Central Bank Rules”).
          NOW, THEREFORE, the Bank and the Trustee hereby agree that the following provisions shall supplement the Base Indenture with respect to the Notes:
ARTICLE I
DEFINITIONS
          Section 1.1 Definition of Terms. Unless the context otherwise requires:
          (a) a term defined in the Base Indenture has the same meaning when used in this First Supplemental Indenture; provided, however, that, where a term is defined both in this

First Supplemental Indenture and in the Base Indenture, the meaning given to such term in this First Supplemental Indenture shall control for purposes of this First Supplemental Indenture and (in respect of the Notes but not any other Series of Securities) the Base Indenture;
          (b) any term used herein which is defined in the Trust Indenture Act, either directly or by reference therein, has the meanings assigned to it therein; and
          (c) the following terms have the following respective meanings:
     “Bank” means Banco Macro S.A., a sociedad anónima organized under the laws of Argentina, incorporated on November 21, 1966 for a 99-year period and registered with the Public Registry of Commerce of the City of Buenos Aires under No. 1154, Book No. 2, Volume 75 of Sociedades Anónimas, and, subject to Article VIII of the Base Indenture, its successors and assigns.
     “Base Indenture” has the meaning set forth in the set forth in the preamble hereof, such term to include the provisions of the Trust Indenture Act that are deemed to be a part of and govern the Base Indenture.
     “Base Redemption Price” has the meaning set forth in Section 4.1(a) of this First Supplemental Indenture.
     “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in New York City or the City of Buenos Aires.
     “Calculation Agent” has the meaning set forth in Section 2.9 of this First Supplemental Indenture.
     “Central Bank” has the meaning set forth in the eighth recital of this First Supplemental Indenture.
     “Central Bank Rules” has the meaning set forth in the tenth recital of this First Supplemental Indenture.
     “CNV” has the meaning set forth in the eighth recital of this First Supplemental Indenture.
     “Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to the First Call Date.
     “Comparable Treasury Price” means, with respect to any Redemption Date (i) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

     “Distributable Amounts” for a Distribution Period means the aggregate amount, as set out in the Bank’s audited financial statements for its fiscal year immediately preceding the beginning of such Distribution Period, prepared in accordance with Central Bank Rules and approved by the Bank’s shareholders, of unappropriated retained earnings of the Bank minus: (i) required legal and statutory reserves; (ii) asset valuation adjustments as determined and notified by the Superintendency of Financial Institutions, whether or not agreed to by the Bank, and the asset valuation adjustments indicated by the Bank’s external auditor under Central Bank Rules and Argentine GAAP, in each case to the extent not recorded in such financial statements; and (iii) any amounts resulting from loan loss or other asset valuation allowances permitted by the Superintendency of Financial Institutions including adjustments arising from the failure to put into effect an agreed upon compliance plan. For the avoidance of doubt, the calculation of Distributable Amounts in respect of a particular Distribution Period shall be made prior to the appropriation or allocation of any amounts to any voluntary or contingent reserves and any dividends or distributions by the Bank on any Junior Obligations or Parity Obligations (including the Notes) during such Distribution Period.
     “Distribution Period” means, with respect to an Interest Payment Date, the period from and including the date of the Bank’s annual ordinary shareholders’ meeting immediately preceding such Interest Payment Date to but excluding the date of the annual ordinary shareholders’ meeting immediately following such Interest Payment Date.
     “Exchange Notes” means notes with terms substantially identical to the Original Notes (other than with respect to transfer restrictions, Original Issue Date, the date interest initially accrues from and initial Interest Payment Date) issued pursuant to the Exchange Offer.
     “Financial Institutions Law” means Argentine Law No. 21,526, as amended.
     “First Call Date” has the meaning set forth in Section 4.1(a) of this First Supplemental Indenture.
     “First Supplemental Indenture” has the meaning set forth in the preamble hereof.
     “Fixed Rate” means 9.75% per annum.
     “Fixed Rate Period” means the period from, and including, the Original Issue Date to, but excluding, December 18, 2016.
     “Floating Rate” means, with respect to any Interest Period during the Floating Rate Period, the Six-Month LIBOR Rate for such Interest Period plus 7.11%.
     “Floating Rate Period” means the period from, and including, December 18, 2016 to, but excluding, the Stated Maturity.
     “Global Notes” has the meaning set forth in Section 2.6 of this First Supplemental Indenture.
     “Indenture” means the Base Indenture, as amended and supplemented by this First Supplemental Indenture, or, if further amended or supplemented as therein or herein provided, as so amended or supplemented, and shall include the form and terms of the Notes as set forth herein.
     “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Bank.
     “Interest Determination Date” has the meaning set forth in the definition of “Six-Month LIBOR Rate.”
     “Interest Payment Date” means each June 18 and December 18, commencing June 18, 2007.
     “Interest Period” means each period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date (except that the first Interest Period will be from, and including, the Original Issue Date of the Notes).
     “Interest Reset Date” has the meaning set forth in the definition of “Six-Month LIBOR Rate.”
     “Junior Obligations” means all classes of the Bank’s capital stock, including, without limitation, any preferred shares.
     “Liquidated Damages” has the meaning set forth in the Registration Rights Agreement.
     “London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.
     “Make-Whole Redemption Price” means the sum of the present values of each remaining scheduled payment of principal and interest on the Notes to the First Call Date (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 0.50%, plus accrued and unpaid interest to but excluding the Redemption Date and Additional Amounts, if any, thereon (without taking account of any limitation on interest pursuant to Article III of this First Supplemental Indenture).
     “Notes” has the meaning set forth in the fourth recital of this First Supplemental Indenture. Unless the context otherwise requires, all references to “Note” or “Notes” shall include any additional Notes and any Exchange Notes.
     “Original Notes” means all Notes other than Exchange Notes.
     “Parity Obligations” means (i) all claims in respect of the Bank’s obligations, or the Bank’s guarantees of liabilities, that are eligible to be computed as part of the Bank’s Tier 1 Capital (without taking into account any limitation placed on the amount of such capital); and (ii) all claims in respect of any of the Bank’s other obligations (including guarantees) that rank, or are expressed to rank, pari passu with the Notes.

     “Primary Treasury Dealer” has the meaning set forth in the definition of “Reference Treasury Dealer.”
     “Program” has the meaning set forth in the first recital of this First Supplemental Indenture.
     “Redemption Date,” has the meaning set forth in Section 4.2 of this First Supplemental Indenture.
     “Reference Banks” has the meaning set forth in the definition of “Six-Month LIBOR Rate.”
     “Reference Treasury Dealer” means UBS Securities LLC, Credit Suisse Securities (USA) LLC or their respective affiliates which are primary United States government securities dealers and two other primary United States government securities dealers in New York City reasonably designated by the Bank; provided that, if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Bank will substitute therefor another Primary Treasury Dealer.
     “Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such Redemption Date.
     “Registration Rights Agreement” means the Registration Rights Agreement, dated as of December 18, 2006, among the Bank, UBS Securities LLC, Credit Suisse Securities (USA) LLC and Raymond James Argentina Sociedad de Bolsa S.A.
     “Regulatory Event” means that, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any regulatory authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including, without limitation, the holding of a court of competent jurisdiction, which change or amendment becomes effective on or after the Original Issue Date of the Notes, the Bank will no longer be entitled to treat the Notes as Tier 1 Capital pursuant to Argentine banking regulations.
     “Representative of the Trustee in Argentina” has the meaning set forth in the preamble of this First Supplemental Indenture.
     “Restricted Payment” means any of the following:
(i)	the Bank declares, pays or distributes a dividend or makes a payment on, or in respect of, any of its Junior Obligations, other than dividends or payments in the form of its other Junior Obligations;

(ii)	any of the Subsidiaries of the Bank declares, pays or distributes a dividend or makes a payment on, or in respect of, any of its Capital Stock, other than dividends or payments payable to the Bank or, if not a Wholly-Owned Subsidiary, on a pro rata basis to minority holders of its common shares;

(iii)	the Bank or any of its Subsidiaries redeems, purchases or otherwise acquires for any consideration any of the Bank’s Junior Obligations, other than by conversion into or in exchange for the Bank’s other Junior Obligations;

(iv)	any of the Subsidiaries of the Bank redeems, purchases or otherwise acquires for any consideration any of its Capital Stock not held by the Bank;

(v)	the Bank declares, pays or distributes a dividend or makes a payment on, or in respect of, any of the Bank’s Parity Obligations, other than dividends or payments in the form of its Junior Obligations; or

(vi)	the Bank or any of its Subsidiaries redeems, purchases or otherwise acquires for any consideration any of its Parity Obligations, other than by conversion into or in exchange for the Bank’s Junior Obligations or pursuant to a mandatory redemption.
     “Senior Obligations” means (i) all claims of our unsubordinated creditors; and (ii) all claims of our subordinated creditors other than in respect of Parity Obligations and Junior Obligations.
     “Securities” has the meaning set forth in the first recital of this First Supplemental Indenture.
     “Six-Month LIBOR Rate” means, for each Interest Period during the Floating Rate Period, the interest rate per annum shown on Telerate Page 3750 at or about 11:00 a.m., London time, on the second London Banking Day (the “Interest Determination Date”) preceding the first day of the Interest Period (the “Interest Reset Date”) for deposits in U.S. dollars with a maturity of six months and commencing on the Interest Reset Date. If such rate does not appear on Telerate Page 3750, the Six-Month LIBOR Rate will be determined on the basis of the rates, at approximately 11:00 a.m., London time, on the Interest Determination Date, at which U.S. dollar deposits with a maturity of six months in an amount determined by the Calculation Agent as representative of a single transaction in the relevant market and at the relevant time are offered by four major banks in the London interbank market selected by the Calculation Agent (“Reference Banks”) to prime banks in the London interbank market for a six month period commencing on the Interest Reset Date. The Calculation Agent will request the principal London office of each of the Reference Banks to provide a quotation of its rate. If at least two quotations are provided as requested, the Six-Month LIBOR Rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the Six-Month LIBOR Rate will be the interest rate per annum equal to the average of the rates per annum quoted by three major banks in New York City selected by the Calculation Agent, at or about 11:00 a.m., New York City time, on the Interest Determination Date, for loans in U.S. dollars to leading European banks in amounts that are representative of a single transaction in the relevant market and at the relevant time with a maturity of six months commencing on the Interest Reset Date. If fewer than three New York City banks selected by the Calculation Agent are quoting rates, the

Six-Month LIBOR Rate for the applicable Interest Period will be the same as for the immediately preceding Interest Period, provided that, if there is no previous Interest Period for which the Six-Month LIBOR Rate has been determined, the interest rate with respect to the relevant Interest Period will be 12.36% per annum.
     “Superintendency of Financial Institutions” means the Superintendencia de Entidades Financieras y Cambiarias of the Central Bank.
     “Tax Event” means that, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any taxing authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including, without limitation, the holding of a court of competent jurisdiction, which change or amendment becomes effective on or after the Original Issue Date of the Notes, any direct or indirect material tax benefit available to the Bank in respect of any bonds or notes comprising our Senior Obligations is not also available in respect of the Notes.
     “Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page).
     “Tier 1 Capital” means, with respect to any Argentine financial institution, its basic net worth (patrimonio neto básico), as such term is determined pursuant to Tier 1 Regulations.
     “Tier 1 Regulations” means Communication “A” 4,576 and Communication “A” 4,591 of the Central Bank, each as amended or superseded.
     “Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
     “Trustee” means the Person identified as the “Trustee” in the preamble of this First Supplemental Indenture and, subject to the provisions of Article V of the Base Indenture, shall also include any successor trustee.
     “Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person all of the Capital Stock of which (other than directors’ qualifying shares) is owned by such Person or another Wholly-Owned Subsidiary of such Person.
     “Withholding Tax Event” means that, as a result of any change in, or amendment to, the laws (or any regulations or rulings issued thereunder) of Argentina or any political subdivision of or any taxing authority in Argentina or any change in the application, administration or official interpretation of such laws, regulations or rulings, including, without limitation, the holding of a court of competent jurisdiction, the Bank has or will become obligated to pay Additional Amounts on or in respect of the Notes, which change or amendment becomes effective on or after the Original Issue Date of the Notes, and the Bank determines in good faith that such obligation cannot be avoided by the Bank taking reasonable measures available to it.
ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE NOTES
          Section 2.1 Designation and Principal Amount. There is hereby authorized a Series of Securities under the Base Indenture designated the “9.75% Fixed/Floating Rate Non-Cumulative Junior Subordinated Series 1 Notes Due 2036,” in the initial aggregate principal amount of US$150,000,000.
          If so permitted by Argentine banking regulations and provided the eligibility of the Notes to be computed as part of the Bank’s Tier 1 capital status is not affected thereby, the Bank may from time to time, without the consent of Holders of Notes Outstanding, create and issue additional Notes, which shall be authenticated and delivered in the manner provided in Section 2.4 of the Base Indenture. Any such additional Notes shall have the same terms and conditions (except for the Original Issue Date, the issue price, the date interest initially accrues from, applicable legends and, if applicable, the initial Interest Payment Date), and shall be consolidated with and form part of the same Series, as the Notes initially issued under this First Supplemental Indenture.
          In accordance with Section 2.13 of the Base Indenture, the Bank may issue Exchange Notes from time to time pursuant to an Exchange Offer, subject to Section 2.4 of the Base Indenture, in authorized denominations in exchange for a like principal amount of the Original Notes. Upon any such exchange of Original Notes, the Original Notes so exchanged shall be canceled in accordance with Section 2.11(c) of the Base Indenture and shall no longer be deemed Outstanding for any purpose. All Exchange Notes issued pursuant to an Exchange Offer shall, for all purposes under the Indenture, be deemed to be part of and constitute a single Series with the Original Notes, and, without limiting the generality of the foregoing, shall vote together as one Series under the Indenture.
          Section 2.2 Specified Currency. The Specified Currency of the Notes shall be U.S. dollars.
          Section 2.3 Stated Maturity. The Stated Maturity of the Notes shall be December 18, 2036.
          Section 2.4 Form. The Notes and the Trustee’s certificate of authentication thereon shall be substantially in the form of Exhibit A.
          Section 2.5 Denomination. The Notes shall be issued in denominations of US$100,000 in principal amount and integral multiples of US$1,000 in excess thereof.
          Section 2.6 Global Notes(a) . The Notes shall initially be issued in the form of one or more Rule 144A Global Securities and Regulation S Global Securities (together, the “Global Notes”). The Bank initially appoints DTC to act as depositary with respect to the Global

Notes. The Global Notes shall initially be registered in the name of Cede & Co., as the nominee of DTC, deposited with the Trustee as custodian for Cede & Co, and otherwise comply with the provisions of Section 2.1(b) of the Base Indenture relating to DTC Global Securities. The Global Notes shall only be transferred or exchanged in the name of a Person other than DTC or a nominee of DTC under the circumstances specified therefor in Section 2.10 of the Base Indenture. Except under the circumstances set forth in Section 2.7 of the Base Indenture, the Notes represented by the Global Notes shall not be exchangeable for, and will not otherwise be issuable as, Certificated Securities. In accordance with Section 6.3 of the Base Indenture, owners of beneficial interests in the Global Notes will not be considered the Holders thereof for any purpose under the Indenture.
          Section 2.7 Agents and Places of Payment. The Paying Agents, Transfer Agents, Registrar and Co-Registrar with respect to the Notes, and the places where the Notes shall be payable, shall be as set forth in Section 3.2 of the Base Indenture.
          Section 2.8 Interest Rates.
          (a) Interest during the Fixed Rate Period. During the Fixed Rate Period, the Notes will bear interest at a per annum rate equal to the Fixed Rate, compounded semi-annually and payable (subject to Article III of this First Supplemental Indenture) semi-annually in arrears on each Interest Payment Date.
          (b) Interest during the Floating Rate Period. During the Floating Rate Period, the Notes will bear interest during each Interest Period at a per annum rate equal to the applicable Floating Rate for such period, compounded semi-annually and payable (subject to Article III of this First Supplemental Indenture) semi-annually in arrears on each Interest Payment Date.
          (c) Computation of Interest. The amount of interest payable on any Interest Payment Date during the Fixed Rate Period will be computed on the basis of a 360-day year consisting of twelve 30-day months.
          The amount of interest payable on any Interest Payment Date during the Floating Rate Period will be computed on the basis of a 360-day year and the number of days actually elapsed.
          (d) Record Date. The Regular Record Date for each Interest Payment Date shall be the date 15 calendar days prior to such Interest Payment Date (whether or not a Business Day).
          Section 2.9 Calculation Agent.
          (a) Appointment of Calculation Agent. The Bank hereby agrees that for so long as any of the Notes remain Outstanding, there will at all times be an agent appointed to calculate the Floating Rate in respect of each Interest Payment Date during the Floating Rate Period in accordance with the terms of the Indenture (the “Calculation Agent”). The Bank hereby appoints the Trustee as Calculation Agent and the Trustee hereby accepts such appointment. The Calculation Agent may be removed by the Bank at any time. If the

Calculation Agent is unable or unwilling to act as such or is removed by the Bank, the Bank will promptly appoint as a replacement Calculation Agent, which shall be the New York or London office of a leading bank which is engaged in transactions in Eurodollar deposits in the international Eurodollar market and which does not control or is not controlled by or under common control with the Bank or its Affiliates. The Calculation Agent may not resign its duties without a successor having been duly appointed. If the Bank has not appointed a successor within 30 days of the date the Calculation Agent is notified of its removal or the date it gives notice of its resignation to the Bank, then the Calculation Agent, as attorney-in fact for the Bank, may appoint a successor Calculation Agent that meets the criteria described in this Section 2.9.
          (b) Determination of Floating Rate. The Calculation Agent shall, as soon as possible after 11:00 a.m., London time, on each Interest Determination Date, but in no event later than 11:00 a.m., London time, on the London Banking Day immediately following each Interest Determination Date, calculate the Floating Rate and dollar amount of interest payable to each Holder of the Notes for the related Interest Payment Date, and will communicate such rate and amount to the Bank, the Trustee and each Paying Agent. The Calculation Agent shall also specify to the Bank and the Trustee the quotations upon which the foregoing rates and amounts are based and, in any event, the Calculation Agent shall notify the Bank before 5:00 p.m., London time, on each Interest Determination Date that either: (i) it has determined or is in the process of determining the foregoing rates and amounts or (ii) it has not determined and is not in the process of determining the foregoing rates and amounts, together with its reasons therefor. The Calculation Agent’s determination of the foregoing rates and amounts for any Interest Payment Date during the Floating Rate Period, absent manifest error, shall be binding and conclusive.
          Section 2.10 Payments Due on Non-Business Days. For purposes of the Notes only, and not for purposes of any other Series of Securities, Section 12.7 of the Base Indenture is hereby amended and restated in its entirety as follows:
     “In the event that any Interest Payment Date or Redemption Date during the Fixed Rate Period shall not be a Business Day, then, notwithstanding any other provision of the Indenture or the Notes, payment of the interest or principal payable on such date shall be made on the next succeeding Business Day, with the same force and effect as if made on the date such payment was originally payable (and without any interest or other payment in respect of any such delay).
     In the event that any Interest Payment Date or Redemption Date during the Floating Rate Period or the Stated Maturity shall not be a Business Day, then, notwithstanding any other provision of the Indenture or the Notes, such date shall be postponed until the next succeeding Business Day (except that, if such succeeding Business Day falls in the next calendar month, then such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, shall be the immediately preceding Business Day), and interest shall accrue to the actual Interest Payment Date, Redemption Date or Stated Maturity.”

ARTICLE III
LIMITATION ON INTEREST
          Section 3.1 Limitation on Interest. (a) Notwithstanding any provision of the Indenture or the Notes to the contrary (other than under Article IV of this First Supplemental Indenture), no interest on the Notes will be due and payable on an Interest Payment Date in the event that:
(i)	the payment of such interest, together with any other payments or distributions (other than payments in respect of redemptions or repurchases) by the Bank on or in respect of its Parity Obligations (including the Notes) previously made or scheduled to be made during the Distribution Period in which such Interest Payment Date falls, would exceed the Distributable Amounts of the Bank for such Distribution Period; or

(ii)	even if such payment of interest could be made under clause (i) above, the Bank would be prevented from paying interest on the Notes on such Interest Payment Date as a result of (X) a general prohibition by the Central Bank on paying interest or making other payments or distributions on or in respect of its Parity Obligations (including the Notes) or (Y) as provided in Communications “A” 4589 and “A” 4591 of the Central Bank or any successor regulations thereto, (a) the Bank is subject to a liquidation procedure or the mandatory transfer of its assets by the Central Bank in accordance with Sections 34 or 35 bis of the Financial Institutions Law or successors thereto; (b) the Bank is receiving financial assistance from the Central Bank (except liquidity assistance under the pesification rules pursuant to Decree No. 739/2003); (c) the Bank is not in compliance with or has failed to comply on a timely basis with its reporting obligations to the Central Bank; or (d) the Bank is not in compliance with minimum capital requirements (both on an individual and consolidated basis) or with minimum cash reserves (on average).
          Interest payments shall be non-cumulative such that, if an interest payment is not made in full as a result of the limitation described in this Section 3.1, the unpaid interest shall not accrue or be due and payable at any time. Accordingly, Holders of the Notes shall not have any claim for any such unpaid interest, whether or not interest is paid in respect of any subsequent Interest Period.
          (b) In the event that the Bank will not pay interest on the Notes in full pursuant to this Section 3.1, the Bank shall, promptly after its knowledge thereof and in any case no later than five Business Days prior to the relevant Interest Payment Dates, (i) deliver to the Trustee an Officers’ Certificate and (ii) give notice to the Holders, in each case setting forth the basis for such non-payment in reasonable detail.

ARTICLE IV
REDEMPTION OF THE NOTES
          Section 4.1 Early Redemption.
          (a) Optional Redemption. With the prior approval of the Superintendency of Financial Institutions, if then required, the Bank shall have the option to redeem the Notes for cash in whole, but not in part, on December 18, 2016 (the “First Call Date”) or on any Interest Payment Date thereafter, at a redemption price equal to (i) 100% of the aggregate principal amount of the Notes, plus (ii) accrued and unpaid interest to but excluding the Redemption Date and Additional Amounts, if any, thereon (without taking account of any limitation on interest pursuant to Article III of this First Supplemental Indenture) (the “Base Redemption Price”).
          (b) Redemption upon Withholding Tax Event. For the purposes of the Notes only, and not for the purpose of any other Series of Securities, Section 10.4 of the Base Indenture is hereby amended and restated in its entirety as follows:
     “If a Withholding Tax Event shall occur and be continuing, the Bank, with the prior approval of the Superintendency of Financial Institutions, if then required, shall have the option to redeem the Notes for cash in whole, but not in part, at (i) any time on or after December 18, 2011 but prior to the First Call Date or (ii) any time prior to December 18, 2011 if permitted by applicable Argentine banking regulations, in each case at a redemption price equal to the Base Redemption Price.”
          (c) Redemption upon Tax Event or Regulatory Event. If a Tax Event or a Regulatory Event shall occur and be continuing, the Bank, with the prior approval of the Superintendency of Financial Institutions, if then required, shall have the option to redeem the Notes for cash in whole, but not in part, at (i) any time on or after December 18, 2011 but prior to the First Call Date or (ii) any time prior to December 18, 2011 if permitted by applicable Argentine banking regulations, in each case at a redemption price equal to the greater of the Base Redemption Price and the Make-Whole Redemption Price.
          Section 4.2 Redemption Procedures. Prior to the distribution of any notice of redemption pursuant to Sections 4.1(b) or 4.1(c) of this First Supplemental Indenture, the Bank shall deliver to the Trustee an Officers’ Certificate and an opinion of an independent Argentine legal counsel of nationally recognized standing in such matters, in form satisfactory to the Trustee, confirming that the Bank is entitled to exercise its right of redemption in accordance with such Section. The Trustee shall be entitled to accept such certificate and opinion of counsel as sufficient evidence of the satisfaction of the conditions for such redemption.
          Notice of redemption pursuant to Section 4.1 of this First Supplemental Indenture shall be given to the Holders of Notes as specified in Section 12.5 of the Base Indenture, and to the Superintendency of Financial Institutions, the CNV, the BASE, and, so long as the Notes are listed on the Luxembourg Stock Exchange and admitted for trading on the EuroMTF, the Luxembourg Stock Exchange. Such notice shall specify the provision pursuant to which the redemption is being made, the date fixed for redemption (the “Redemption Date”), the applicable redemption price, the place or places of payment, the CUSIP, ISIN, Common Code or other identifying codes, if any, that on and after said date interest thereon will cease to accrue and any other matter required to be specified therein by Argentine law or regulation.
          The Bank shall deliver to the Trustee any notice of redemption specifying the information set forth above at least 30 days prior to the date on which such notice of redemption will be mailed (and 45 days prior to such date if the notice of redemption must be published). The notice of redemption of Notes shall be given to Holders by the Bank or, at the Bank’s request, by the Trustee in the name and at the expense of the Bank at least 30 days but not more than 60 days before the Redemption Date. Such notice shall be irrevocable.
          On or before 10:00 AM (New York City time) one Business Day prior to the Redemption Date, the Bank shall deposit with the Trustee (or, if the Bank is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 3.4 of the Base Indenture) an amount of money sufficient to redeem on the Redemption Date the Notes at the applicable redemption price.
          To the extent that the provisions of this Section 4.2 are inconsistent with the provisions of Section 10.1 of the Base Indenture, the provisions of this Section 4.2 will govern with respect to the Notes only, and not for the purpose of any other Series of Securities.
ARTICLE V
REPURCHASE OF NOTES
          Section 5.1 Purchase and Cancellation. For purposes of the Notes only, and not for purposes of any other Series of Securities, Section 2.12 of the Base Indenture is hereby amended and restated in its entirety as follows:
          “If so permitted by Argentine banking regulations then in effect, and with the prior approval of the Superintendency of Financial Institutions, if then required, the Bank and its Subsidiaries may at any time purchase or otherwise acquire any Note in the open market or otherwise at any price; provided, that any such Notes are promptly tendered to the Trustee for cancellation; provided further, that in determining at any time whether the Holders of the requisite principal amount of the Notes Outstanding have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, Notes then owned by the Bank or any Subsidiary of the Bank shall be disregarded and deemed not Outstanding.”

ARTICLE VI
CERTAIN COVENANTS
          Section 6.1 Amendment and Non-Applicability of Certain Covenants of the Base Indenture.
          (a) Payment of Principal and Interest. For purposes of the Notes only, and not for purposes of any other Series of Securities, Section 3.1 of the Base Indenture is hereby amended and restated in its entirety as follows:
          “Subject to the limitation described in Section 3.1(a) of the First Supplemental Indenture, the Bank covenants and agrees for the benefit of the Holders of the Notes that it will duly and punctually pay or cause to be paid the principal of and interest on each of the Notes (including Additional Amounts), and any other payments to be made by the Bank under the Notes and the Indenture, at the place or places, at the respective times and in the manner provided in such Notes and the Indenture. The Bank shall also pay all Liquidated Damages, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.”
          (b) Other Covenants. Sections 3.7(a) and 3.14 of the Base Indenture shall not apply with respect to the Notes only.
          Section 6.2 Restricted Payments. The Bank covenants that, in the event that interest on the Notes is not paid in full as scheduled on any Interest Payment Date, the Bank shall not, and shall not permit any of its Subsidiaries to, make a Restricted Payment until the Bank has resumed interest payments on the Notes in full, and, with respect to payments set forth in clauses (i) through (iv) of the definition of Restricted Payment, until such payments have been made for consecutive interest periods totaling a period of twelve months.
ARTICLE VII
EVENTS OF DEFAULT
          Section 7.1 Events of Default. For purposes of the Notes only, and not for purposes of any other Series of Securities, Section 4.1 of the Base Indenture is hereby amended and restated in its entirety as follows:
     “Each of the following events shall be an “Event of Default” with respect to the Notes:
     (a) the Bank fails to pay any interest (or Additional Amounts, if any) on the Notes on the date when it becomes due and payable in accordance with the terms thereof (subject to the limitation on interest set forth in Article III of the First Supplemental Indenture), and such failure continues for a period of fourteen days; or

     (b) the Bank fails to pay any principal on the Notes on the date when it becomes due and payable in accordance with the terms thereof, and such failure continues for a period of seven days; or
     (c) a court having jurisdiction enters a decree or order for relief in respect of the Bank under the Argentine Bankruptcy Law.
     There is no right of acceleration upon the occurrence of the Event of Default described in paragraphs (a) and (b) above. In the case of any of the Events of Default described in paragraph (c) above, all Notes shall, without any notice to the Bank or any other act by the Trustee or any Holder of any Notes, become immediately due and payable. In the event that the Notes are accelerated pursuant to this Section 4.1, the Notes will remain subordinated to Senior Obligations of the Bank, and the Bank or the Trustee upon the written request of the Bank shall promptly notify holders of the Bank’s Senior Obligations of the acceleration.”
          Section 7.2 Application of Proceeds. For purposes of the Notes only, and not for purposes of any other Series of Securities, Section 4.3 of the Base Indenture is hereby amended to include the following stipulation “THIRD: To the payment of all Senior Obligations of the Bank if and to the extent required by Article IX of the First Supplemental Indenture (as determined by the Trustee in accordance with Section 9.7 thereof);” and the words “THIRD,” “FOURTH,” and “FIFTH” of Section 4.3 of the Base Indenture are hereby replaced by the words “FOURTH,” “FIFTH” and “SIXTH,” respectively.
          Section 7.3 Waiver of Past Defaults. Section 4.10 of the Base Indenture will not apply with respect to the Notes only.
          Section 7.4 Payments after a Default. For purposes of the Notes only, and not for purposes of any other Series of Securities, Section 4.11 of the Base Indenture is hereby amended by deleting the following phrase in the first sentence thereof “and the subsequent declaration by the Trustee that the principal amount of all Securities of such Series is due and payable immediately.”
ARTICLE VIII
APPLICABILITY OF SATISFACTION & DISCHARGE AND DEFEASANCE
          Section 8.1 Applicability of Satisfaction & Discharge and Defeasance. The provisions of Article IX (other than Section 9.4 thereof) and Article XI of the Base Indenture will not apply with respect to the Notes only.
ARTICLE IX
SUBORDINATION
          Section 9.1 Agreement to Subordinate. The Bank covenants and agrees, and each Holder of Notes, by such Holder’s acceptance thereof, likewise covenants and agrees, that,

subject to applicable law, in the event of a bankruptcy of the Bank, the Notes will rank: (A) junior in right of payment to the payment of all its Senior Obligations, (B) pari passu among themselves and with its other Parity Obligations, and (C) senior in right of payment to the payment of its Junior Obligations.
          Section 9.2 Payment Over of Proceeds Upon Bankruptcy. (a) In the event of a bankruptcy of the Bank, then the holders of Senior Obligations shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Obligations (including any interest accruing thereon after the commencement of any such proceeding), or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner reasonably satisfactory to the holders of Senior Obligations, before the Holders of Notes are entitled to receive any payment on account of principal of or interest on the Notes, and to that end the holders of Senior Obligations shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities which may be payable or deliverable in respect of the Notes in such event.
          (b) If, in the event of a voluntary or involuntary bankruptcy of the Bank, notwithstanding the foregoing provisions of this Section 9.2, the Trustee or any Holder of Notes shall have received any payment or distribution of assets of the Bank of any kind or character, whether in cash, property or securities, before all Senior Obligations are paid in full or payment thereof provided for, and if such fact shall, at or prior to the time of such payment or distribution, have been made known to the Trustee or, as the case may be, such Holder of Notes, then and in such event such payment or distribution shall be held by the Trustee or such Holder, in trust for the benefit of and, upon written request, shall be paid over or delivered forthwith to the trustee in bankruptcy or other Person making payment or distribution of assets of the Bank for application to the payment of all Senior Obligations remaining unpaid, to the extent necessary to pay all Senior Obligations in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Obligations. Any taxes that have been withheld or deducted from any payment or distribution in respect of the Notes, or any taxes that ought to have been withheld or deducted from any such payment or distribution that have been remitted to the relevant taxing authority, shall not be considered to be an amount that the Trustee or the Holder of Notes receives for purposes of this Section 9.2.
          (c) For the purposes of this Article IX only, the words “cash, property or securities” shall not be deemed to include shares of stock of the Bank as reorganized or readjusted, or securities of the Bank or any other Person provided for by a plan of reorganization or readjustment which are subordinated in right of payment to all Senior Obligations which may at the time be outstanding to substantially the same extent as, or a greater extent than, the Notes are so subordinated as provided in this Article IX.
          Section 9.3 Subrogation to Rights of Holders of Senior Obligations. Subject to the payment in full of all Senior Obligations or the provision for such payment in cash or cash equivalents or otherwise in a manner reasonably satisfactory to the holders of Senior Obligations, the Holders of Notes shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Obligations pursuant to the provisions of this Article IX (equally and ratably with the holders of the Bank’s other Parity Obligations) to the rights of the holders of such Senior Obligations to receive payments and distributions of cash, property and securities applicable to the Senior Obligations until the principal of and any interest and other amounts due and payable on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Obligations of any cash, property or securities to which the Holders of Notes or the Trustee would be entitled except for the provisions of this Article IX, and no payments pursuant to the provisions of this Article IX to the holders of Senior Obligations by Holders of Notes or the Trustee, shall, as among the Bank, its creditors other than holders of Senior Obligations and the Holders of Notes, be deemed to be a payment or distribution by the Bank to or on account of the Notes.
          Section 9.4 Provisions Solely to Define Relative Rights. The provisions of Sections 9.2 and 9.3 of this First Supplemental Indenture are and are intended solely for the purpose of defining the relative rights of the Holders of Notes on the one hand and the holders of Senior Obligations on the other hand. Nothing contained in this Article IX or elsewhere in the Indenture or in the Notes is intended to or shall (a) impair, as between the Bank and the Holders of Notes, the obligation of the Bank, which is absolute and unconditional, to pay to the Holders of Notes the principal of and any interest (subject to Article III of this First Supplemental Indenture) and other amounts due and payable on the Notes as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Bank of the Holders of Notes and creditors of the Bank other than the holders of Senior Obligations; or (c) prevent the Trustee or any Holders of Notes from exercising all remedies otherwise permitted by applicable law upon default under the Indenture or the Notes, subject to the rights, if any, under this Article IX of the holders of Senior Obligations to receive cash, property and securities otherwise payable or deliverable to the Trustee or such Holders of Notes. If the Bank fails because of this Article IX to pay the principal of and any interest (subject to Article III of this First Supplemental Indenture) and other amounts due and payable on the Notes as and when the same shall become due and payable in accordance with their terms, such failure shall still be an Event of Default.
          Section 9.5 Trustee to Effectuate Subordination. Each Holder of Notes by his acceptance thereof authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination provided in this Article IX and appoints the Trustee his attorney in fact for any and all such purposes.
          Section 9.6 No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Obligation to enforce subordination as provided in this Article IX shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Bank or by any act or failure to act, in good faith, by any such holder, or by any non compliance by the Bank with the terms, provisions and covenants of this First Supplemental Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.
          Without limiting the generality of the foregoing paragraph, the holders of Senior Obligations may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders of Notes, without incurring responsibility to the Holders of Notes and without impairing or releasing the subordination provided in this Article IX or the obligations hereunder of the Holders of Notes to the holders of Senior Obligations, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Obligations or otherwise amend or supplement in any manner Senior Obligations or any instrument evidencing the same or any agreement under which Senior Obligations are outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Obligations; (iii) release any Person liable in any manner for the collection of Senior Obligations; and (iv) exercise or refrain from exercising any rights against the Bank and any other Person. Notwithstanding the foregoing, the Bank shall, promptly after its knowledge thereof, provide the Trustee with an Officers’ Certificate to that effect.
          Section 9.7 Notice to Trustee. The Bank shall give prompt written notice to the Trustee of any fact known to the Bank which would prohibit the making of any payment to or by the Trustee in respect of the Notes. Notwithstanding the provisions of this Article IX or any other provision of the Indenture, the Trustee shall not be charged with knowledge of the existence of any facts which would prohibit the making of any payment to or by the Trustee in respect of the Notes, unless and until a Responsible Officer of the Trustee shall have received written notice thereof from the Bank or a holder of Senior Obligations or from any trustee therefor; and, prior to the receipt of any such written notice, the Trustee, subject to the provisions of Article V of the Base Indenture, shall be entitled in all respects to assume that no such facts exist.
          Subject to the provisions of Article V of the Base Indenture, the Trustee shall be entitled to conclusively rely on the delivery to it of a written notice by a Person representing himself to be a holder of Senior Obligations (or a trustee therefor) to establish that such notice has been given by a holder of Senior Obligations (or a trustee therefor). In the event that the Trustee determines in good faith that further evidence is required with respect to the right of any Person as a holder of Senior Obligations to participate in any payment or distribution pursuant to this Article IX, the Trustee may request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of Senior Obligations held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and any other facts pertinent to the rights of such Person under this Article IX, and if such evidence is not furnished, the Trustee may defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment.
          Section 9.8 Reliance on Judicial Order or Certificate of the Trustee in Bankruptcy. Upon any payment or distribution of assets of the Bank referred to in this Article IX, the Trustee, subject to the provisions of Article V of the Base Indenture, and the Holders of Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such bankruptcy is pending, or a certificate of the trustee in bankruptcy or other Person making such payment or distribution, delivered to the Trustee or to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Obligations and other indebtedness of the Bank, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article IX.
          Section 9.9 Trustee Not Fiduciary for Holders of Senior Obligations. The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Obligations and shall not be liable to any such holders or creditors if it shall pay over or distribute to Holders of

Notes or to the Bank or to any other Person cash, property or securities to which any holders of Senior Obligations shall be entitled by virtue of this Article IX or otherwise. With respect to the holders of Senior Obligations, the Trustee undertakes to perform or to observe only such of its covenants and obligations as are specifically set forth in this Article IX, and no implied covenants or obligations with respect to the holders of such Senior Obligations shall be read into the Indenture against the Trustee.
          Section 9.10 Rights of Trustee as Holder of Senior Obligations; Preservation of Trustee’s Rights. The Trustee in its individual capacity shall be entitled to all the rights set forth in this Article IX with respect to any Senior Obligations which may at any time be held by it, to the same extent as any other holder of Senior Obligations and nothing in the Indenture shall deprive the Trustee of any of its rights as such holder.
          Nothing in this Article IX shall apply to claims of, or payments to, the Trustee under or pursuant to Section 5.6 of the Base Indenture.
          Section 9.11 Article Applicable to Paying Agents. In case at any time any Paying Agent other than the Trustee shall have been appointed by the Bank and be then acting hereunder, the term “Trustee” as used in this Article IX shall in such case (unless the context otherwise requires) be construed as extending to and including such Paying Agent within its meaning as fully for all intents and purposes as if such Paying Agent were named in this Article IX in addition to or in place of the Trustee.
          Section 9.12 Amendment to the Subordination Provisions of the Indenture. No amendment may be made to the provisions of this Article IX that materially adversely affects the rights of any holder of Senior Obligations then outstanding unless the holders of such Senior Obligations (or any group or representative thereof authorized to give a consent) consent to such change.
ARTICLE X
SUPPLEMENTAL INDENTURES
          Section 10.1 Supplemental Indentures Without Consent of Securityholders. For purposes of the Notes only, and not for purposes of any other Series of Securities, Section 7.1 of the Base Indenture is hereby amended and restated in its entirety as follows:
     “The Bank, when authorized by a resolution of its Board of Directors, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for the purpose of making any modification which is of a minor or technical nature or correcting or supplementing any ambiguous, inconsistent or defective provision contained in this Indenture or in the Notes, provided that any such modification, correction or supplement will not adversely affect the interests of the Holders of the Notes.
     Subject to the prior approval of the Superintendency of Financial Institutions and the CNV, if then required, the Bank, when authorized by a resolution of its Board of Directors, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto, in form reasonably satisfactory to the Trustee, for one or more of the following purposes:
     (a) adding to the covenants of the Bank such further covenants, restrictions, conditions or provisions as are for the benefit of the Holders of the Notes;
     (b) surrendering any right or power conferred upon the Bank hereunder;
     (c) evidencing the succession of another Person to the Bank and the assumption by any such successor of the covenants and obligations of the Bank in the Notes and in the Indenture pursuant to Article VIII;
     (d) establishing the form or terms of Securities of any new Series as permitted by Sections 2.1 and 2.3 of the Indenture;
     (e) complying with any requirement of the CNV in order to effect and maintain the qualification of the Indenture;
     (f) complying with any requirements of the SEC in order to qualify the Indenture under the Trust Indenture Act; or
     (g) making any other modification or granting any waiver or authorization of any breach or proposed breach hereunder of any of the terms and conditions of the Notes or any other provisions of the Indenture applicable to the Notes in any manner which does not adversely affect the interest of the Holders of Notes in any material respect.
     The Trustee is hereby authorized to join with the Bank in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into any such supplemental indenture that adversely affects the Trustee’s own or any Agent’s rights, duties or immunities under this Indenture or otherwise.
     Any supplemental indenture authorized by the provisions of this Section may be executed without the consent of the Holders of any of the Notes at the time Outstanding, notwithstanding any of the provisions of Section 7.2 of the Indenture.
     Promptly after the execution by the Bank and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Bank at its expense shall give notice thereof to the Holders as specified in Section 12.5 of the Indenture, and to the CNV, setting forth in general terms the substance of such supplemental indenture. If the Bank shall fail to give such notice to the Holders within 15 days after the execution of such supplemental indenture and a Responsible Officer of the Trustee shall have notice of such failure, the Trustee shall give notice to the Holders as provided in Section 12.5 of the Indenture and to the CNV at the expense of the Bank. Any failure of the Bank or the Trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.”

          Section 10.2 Supplemental Indentures With Consent of Securityholders. For purposes of the Notes only, and not for purposes of any other Series of Securities, Section 7.2 of the Base Indenture is hereby amended and restated in its entirety as follows:
     “Without limiting the provisions of Section 7.1 of the Indenture, the Bank, when authorized by a resolution of its Board of Directors, and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture, the Notes or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Notes, with the affirmative vote, at a meeting of Holders of Notes or an adjourned meeting duly convened at which a quorum is present as provided in Section 6.6 of the Indenture, of a majority in aggregate principal amount of the Notes then Outstanding represented and voting at such meeting; provided that no such supplemental indenture shall, without the consent of each Holder of a Note adversely affected thereby and the prior approval of the Superintendency of Financial Institutions and the CNV, if then required:
     (a) extend the due date for the payment of principal of, premium, if any, or any installment of interest on any such Note;
     (b) reduce the principal amount of, the portion of such principal amount which is payable upon acceleration of the maturity of, the rate of interest on or the premium payable upon redemption of any such Note;
     (c) reduce the obligation of the Bank to pay Additional Amounts on any such Note;
     (d) shorten the period during which the Bank is not permitted to redeem any such Note, or permit the Bank to redeem any such Note if, prior to such action, the Bank is not permitted to do so;
     (e) amend the circumstances under which such Note may be redeemed;
     (f) change the Specified Currency in which or the required places at which any such Note or the premium or interest thereon is payable;
     (g) modify the subordination provisions relating to any such Note in a manner adverse to the Holders thereof (subject to the requirements under Section 9.12 of the First Supplemental Indenture);
     (h) reduce the percentage of aggregate principal amount of the Notes necessary to modify, amend or supplement the Indenture or the Notes, or for waiver of compliance with certain provisions thereof or for waiver of certain defaults; or
     (i) reduce the percentage of aggregate principal amount of Outstanding Notes required for the adoption of a resolution or the quorum required at any meeting of Holders of the Notes at which a resolution is adopted, or (j) modify any of the provisions of this Section or Sections 4.10 or 6.6 of Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Note adversely affected thereby.
     Upon the request of the Bank and upon the filing with the Trustee of evidence of the consent of Holders as aforesaid and other documents, if any, required by Section 6.1 of the Indenture, the Trustee shall join with the Bank in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under the Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.
     It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.
     Promptly after the execution by the Bank and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Bank at its expense shall give notice thereof to the Holders as provided in Section 12.5 of the Indenture, and to the CNV, setting forth in general terms the substance of such supplemental indenture. If the Bank shall fail to give such notice to the Holders within 15 days after the execution of such supplemental indenture and a Responsible Officer of the Trustee shall have notice of such failure, the Trustee shall give notice to the Holders as provided in Section 12.5 of the Indenture and to the CNV at the expense of the Bank. Any failure of the Bank or the Trustee to give such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.”
ARTICLE XI
MISCELLANEOUS
          Section 11.1 Ratification of Base Indenture. The Base Indenture, as amended and supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided; provided, however, that the provisions of this First Supplemental Indenture apply solely with respect to the Notes.
          Section 11.2 Trustee Not Responsible for Recitals. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication and the seventh recital to this First Supplemental Indenture, shall be taken as the statements of the Bank, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this First Supplemental Indenture, or any offering materials or of the Notes, except for the seventh recital to this First Supplemental Indenture. The Trustee shall not be accountable for the use or application by the Bank of any of the Notes or of the proceeds thereof.
          Section 11.3 Governing Law. This First Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the law of the State of New York;

provided that all matters relating to the due authorization, execution, issuance and delivery of the Notes by the Bank, and matters relating to the legal requirements necessary in order for the Securities to qualify as “obligaciones negociables” under Argentine law, shall be governed by the Negotiable Obligations Law, together with the Argentine Business Companies Law and other applicable Argentine laws and regulations; and provided, further, that the subordination provisions in Article IX of this First Supplemental Indenture and the Notes shall be governed by applicable Argentine laws and regulations.
          Section 11.4 Separability. In case any one or more of the provisions contained in this First Supplemental Indenture or in the Notes shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this First Supplemental Indenture or of the Notes, but this First Supplemental Indenture and the Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.
          Section 11.5 Counterparts. This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.
          Section 11.6 Compensation and Indemnification of Trustee and Its Prior Claim. The Bank covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, (a) US$5,000 or such other amount as shall be agreed in writing by the Bank and the Trustee (such compensation not to be limited by any provision of law in regards to the compensation of a trustee of an express trust) and (b) reimbursement of its reasonable, documented and invoiced out-of-pocket expenses, disbursements and advances (including the reasonable fees and expenses, disbursements and advances of its agents and counsel) incurred by it in connection with the services rendered by it hereunder.
          The Bank also covenants to indemnify and defend the Trustee for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its counsel) arising out of or in connection with the acceptance or administration of this First Supplemental Indenture or the trusts hereunder and the performance of its duties and the exercise of its rights hereunder, including the reasonable costs and expenses of defending itself against or investigating any claim of liability in the premises, except to the extent such loss, liability or expense is due to its own negligence or willful misconduct. The obligations of the Bank under this Section 11.6 to compensate and indemnify the Trustee and each predecessor Trustee and to pay or reimburse the Trustee and each predecessor Trustee for expenses, disbursements and advances shall constitute additional indebtedness hereunder and shall survive payment of the Notes, the resignation or removal of such Trustee and/or the satisfaction and discharge of this First Supplemental Indenture. As security for the performance of the Bank’s obligations under this Section 11.6 , the Trustee shall have a lien prior to the Notes on all property and funds held or collected by the Trustee as such, except funds held in trust for the payment of principal of (and premium, if any) or interest on particular Notes.

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and as of the day and year first above written.

BANCO MACRO S.A.
By:	/s/ Roberto Julio Eilbaum
Name Roberto Julio Eilbaum
Title: Director

HSBC BANK USA, National Association, as Trustee, Co-Registrar, Principal Paying Agent and Transfer Agent

By:	/s/ Frank J. Godino
Name Frank J. Godino
Title: Vice President

HSBC BANK ARGENTINA S.A., as Registrar, Paying Agent, Transfer Agent and Representative of the Trustee in Argentina
By:	/s/ Florencia Perotti
Name Florencia Perotti
Title: Authorized Signatory

By:	/s/ Fernando Ares
Name Fernando Ares
Title: Authorized Signatory

Signature Page to the First Supplemental Indenture